ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
INTERNATIONAL RESEARCH GROWTH PORTFOLIO

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The Portfolio's investment objective is to seek to obtain a total return on its assets from long-term growth of capital principally through a broad portfolio of marketable securities of established international companies, companies participating in foreign economies with prospects for growth, including U.S. companies having their principal activities and interests outside the U.S. and in foreign government securities. As a secondary objective, the Portfolio attempts to increase its current income without assuming undue risk. Non-fundamental:
The Portfolio's investment objective is long-term growth of capital.

Fundamental Investment Policies:
The Portfolio may not invest in securities of any one issuer
(including repurchase agreements with any one entity) other than U.S. Government Securities, if immediately after such purchases more than 5% of the value of its total assets would be invested in such issuer, except that 25% of the value of the total assets of a Portfolio may be invested without regard to such 5% limitation. The Portfolio is diversified.
The Portfolio may not acquire more than 10% of any class of the outstanding securities of any issuer (for this purpose, all preferred stock of an issuer shall be deemed a single class, and all indebtedness of an issuer shall be deemed a single class).
Policy eliminated.
The Portfolio may not invest more than 25% of the value of its total assets at the time an investment is made in the securities of issuers conducting their principal business activities in any one industry, except that there is no such limitation with respect to U.S.
Government Securities or certificates of deposit, bankers' acceptances and interest-bearing deposits (for purposes of this investment restriction, the electric, gas, telephone and water business shall each be considered as a separate industry).

Related non-fundamental policy:
As much as 25% of the value of the Portfolio's total assets may be invested in the securities of issuers having their principal business activities in the same industry.
The Portfolio may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.


Related non-fundamental policy eliminated.
The Portfolio may not borrow money, except that the Portfolio may borrow money only for extraordinary or emergency purposes and then only in amounts not exceeding 15% of its total assets at the time of borrowing.


Related non-fundamental policy:
Under the 1940 Act, the Portfolio is not permitted to borrow unless immediately after such borrowing there is "asset coverage," as that term is defined and used in the 1940 Act, of at least 300% for all borrowings of the Portfolio. In addition, under the 1940 Act, in the event asset coverage falls below 300%, a Portfolio must within three days reduce the amount of its borrowing to such an extent that the asset coverage of its borrowings is at least 300%.
The Portfolio may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

Related non-fundamental policy eliminated.
The Portfolio may not issue senior securities except as permitted by the 1940 Act.
Policy eliminated.  See above.
The Portfolio may not mortgage, pledge or hypothecate any of its assets, except as may be necessary in connection with permissible borrowings described [in above policy] (in an aggregate amount not to exceed 15% of total assets of the Portfolio).
Policy eliminated.
The Portfolio may not invest in illiquid securities if immediately after such investment more than 10% of the Portfolio's total assets (taken at market value) would be invested in such securities.


Related non-fundamental policy:
The Portfolio may invest up to 10% of its total assets in illiquid securities. Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.

Related non-fundamental policy eliminated.
The Portfolio may not invest more than 10% of the value of its total assets in repurchase agreements not terminable within seven days.

Related non-fundamental policy:
The Portfolio may enter into repurchase agreements of up to seven days' duration for up to 10% of the Portfolio's total assets.
Policy eliminated.



Related non-fundamental policy eliminated.

New related non-fundamental policy:
The Portfolio may enter into repurchase agreements with U.S.
Government securities.
The Portfolio may not purchase a security if, as a result, the Portfolio would own any securities of an open-end investment company or more than 3% of the total outstanding voting stock of any closed-end investment company, or more than 5% of the value of the Portfolio's total assets would be invested in securities of any closed-end investment company or more than 10% of such value in closed-end investment companies in general, unless the security is acquired pursuant to a plan of reorganization or an offer of exchange.

Related non-fundamental policy:
Under the 1940 Act, the Portfolio may invest not more than 10% of its total assets in securities of other investment companies.
In addition, under the 1940 Act each Portfolio may not own more than 3% of the total outstanding voting stock of any investment company and not more than 5% of the value of each Portfolio's total assets may be invested in the securities of any investment company. The Portfolio may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940
Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.


Related non-fundamental policy eliminated.
The Portfolio may not purchase or sell real estate (although it may purchase securities secured by real estate or interest therein, or issued by companies or investment trusts which invest in real estate or interest therein).
The Portfolio may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Portfolio from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business. The Portfolio may not purchase or sell commodity contracts, provided, however, that this policy does not prevent the Portfolio from entering into forward currency exchange contracts.
The Portfolio may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange
Act or commodities contracts except for futures contracts and options on futures contracts.
The Portfolio may not purchase securities on margin, except for use of the short-term credit necessary for clearance of purchases of portfolio securities.
Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and
(ii) that the Portfolio may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Portfolio may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.
The Portfolio may not effect short sales of securities.
Policy eliminated.
The Portfolio may not act as an underwriter of securities, except insofar as it might be deemed to be such for purposes of the Securities
Act with respect to the disposition of certain portfolio securities acquired within the limitations of [above restriction].
The Portfolio may not act as an underwriter of securities, except that the Portfolio may acquire restricted securities under circumstances in which, if such securities were sold, the Portfolio might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended (the "Securities Act").
The Portfolio may not purchase or retain the securities of any issuer if, to the knowledge of the Adviser, the officers and directors of the Fund and of the Adviser, who each own beneficially more than 1/2 of 1% of the outstanding securities of such issuer, and together own beneficially more than 5% of the securities of such issuers.
Policy eliminated.
The Portfolio may not invest in companies for the purpose of exercising management or control.
Policy eliminated.

Non-fundamental Investment Policies:

The Portfolio invests primarily in an international portfolio of equity securities of companies within various market sectors selected by Alliance for their growth potential.
Normally, the Portfolio will invest more than 80% of its assets in a broad portfolio of marketable securities of established international companies, companies participating in foreign economies with prospects for growth, and foreign government securities including U.S. companies that have their principal activities and interests outside the U.S. Policy eliminated.
The Portfolio intends to diversify its investments broadly among countries and normally invests in at least three foreign countries, although it may invest a substantial portion of its assets in one or more countries.
The Portfolio invests, under normal circumstances, in the equity securities of companies domiciled in at least three countries
(and normally substantially more). These countries may not include the United States.
The Adviser at present does not intend to invest more than 10% of the Portfolio's total assets in companies in, or governments of, developing countries.
The Portfolio invests in companies in both developed and emerging market countries.
The Portfolio may buy and sell foreign currencies or enter into forward currency exchange contracts for up to 50% of its assets.
The Portfolio may buy and sell foreign currencies or enter into forward currency exchange contracts.
The Portfolio may make loans of portfolio securities of up to 30% of its total assets.
The Portfolio may lend portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act

The Portfolio may invest in convertible securities.
The Portfolio will not make loans to other persons, except as permitted under the 1940 Act.
Non-fundamental policy eliminated.

New fundamental policy:
The Portfolio may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies; (ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.
The Portfolio will limit its investments in standby commitments so that the aggregate purchase price of the securities subject to the commitments does not exceed 20% of its assets.
The Portfolio may invest in standby commitments.
The Portfolio may invest in warrants.
The Portfolio may invest in rights or warrants.

The Portfolio will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.

The Portfolio may invest in forward commitments.


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